Exhibit (a)(5)(D)

WEX ANNOUNCES PRELIMINARY
RESULTS OF TENDER OFFER

PORTLAND, Maine--(BUSINESS WIRE)—March 26, 2025 WEX Inc. (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today announced the preliminary results of its modified “Dutch auction” tender offer, which expired at one minute after 11:59 p.m., New York City time, on Tuesday, March 25, 2025.

Based on the preliminary count by Equiniti Trust Company, LLC, the depositary for the tender offer, a total of approximately 4,877,214 shares of WEX’s common stock, par value $0.01 per share (each share of WEX’s common stock, a “Share,” and collectively, the “Shares”), were validly tendered and not validly withdrawn at or below the purchase price of $154.00 per Share, which includes 1,547,927 Shares that were tendered through notice of guaranteed delivery at or below such purchase price.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, WEX expects to accept for payment an aggregate of 4,870,130 Shares at a purchase price of $154.00 per Share, for an aggregate cost of approximately $750,000,000, excluding fees and expenses relating to the tender offer. WEX expects to accept the Shares on a pro rata basis, except for tenders of “odd lots,” which will be accepted in full, and conditional tenders that will automatically be regarded as withdrawn because the condition was not satisfied. WEX has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 99.85%. The Shares expected to be accepted for payment represent approximately 12.5% of the Shares that were outstanding as of February 24, 2025.

The number of Shares expected to be purchased in the tender offer and proration factor are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the one business day delivery period. The final number of Shares to be purchased in the tender offer will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the Shares accepted for purchase pursuant to the tender offer, and the return of all other Shares tendered and not purchased, will occur promptly thereafter. Payment for Shares will be made in cash, without interest.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the results of WEX’s modified Dutch auction tender offer. Any statements in this press release that are not statements of historical facts are forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements, including the ability of WEX to execute the modified Dutch tender offer as intended; as well as other risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 20, 2025 and subsequent filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. WEX disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

Contacts

News media:
WEX
Megan Zaroda, 610-379-6211
Megan.Zaroda@wexinc.com

Investor:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com